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Exhibit 21.1      Subsidiaries of Astoria Financial Corporation -  The following are the significant subsidiaries of Astoria Financial Corporation:

Name:    Astoria Federal Savings and Loan Association

Jurisdiction of incorporation:      United States of America

Names under which it does business:

      (a)     Astoria Federal Savings and Loan Association, and

      (b)     Astoria Federal Savings

Subsidiaries of Astoria Federal Savings and Loan Association - The following are the significant subsidiaries of Astoria Federal Savings and Loan Association:

Name:                 Astoria Preferred Funding Corporation

Jurisdiction of incorporation:  Delaware

Names under which it does business:

      (a)     Astoria Preferred Funding Corporation

Name:                   Starline Development Corp.

Jurisdiction of incorporation:  New York

Names under which it does business:

      (a)     Starline Development Corp.

Name:                   201 Old Country Road Inc.

Jurisdiction of incorporation:  New York

Names under which it does business:

      (a)     201 Old Country Road Inc.

Name:                   Astoria Federal Mortgage Corp.

Jurisdiction of incorporation:  New York

Names under which it does business:

      (a)     Astoria Federal Mortgage Corp.

The remaining subsidiaries, which are all direct or indirect subsidiaries of Astoria Federal Savings and Loan Association would not, when considered in the aggregate as a single subsidiary, constitute a significant subsidiary as defined in 17 C.F.R. 210.1-02 (w) Rule 1- 02(w) of Regulation S-X as of December 31, 1998. For a description of the Registrant's subsidiaries, see Item 1 of "Business" of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.